Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

June 3, 2019

Gulf Island Announces Executive Appointments

HOUSTON, TX – Gulf Island Fabrication, Inc. (“Gulf Island” or the “Company”) (NASDAQ: GIFI), announced today the appointment of Christian Vaccari as Executive Vice President of its Shipyard Division and Donald Mackay as Executive Vice President of its Fabrication and Services Divisions. Mr. Vaccari previously served as Senior Vice President, Business Development of the Shipyard Division. Mr. Mackay previously served as Executive Vice President of the Company’s former EPC Division, which was combined with the Fabrication Division in the first quarter 2019.

Kirk Meche, President & CEO of Gulf Island, commented, “I am thrilled to have Chris and Donald accept these very important leadership positions within our Company. Chris’ extensive experience in the shipbuilding industry, and Donald’s extensive experience with the offshore and onshore industries, make both uniquely qualified to oversee the operations of these Divisions. I am confident that Chris and Donald are the right individuals to lead our Divisions.”

About Gulf Island
Gulf Island is a leading fabricator of complex steel structures, modules and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy and shipping and marine transportation operations. The Company also provides project management, hookup, commissioning, repair, maintenance and civil construction services. The Company operates and manages its business through three operating divisions: Fabrication, Shipyard and Services, with its corporate headquarters located in Houston, Texas and fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana. For more information, please visit our website at www.gulfisland.com.

Company Information
Kirk J. Meche                Westley S. Stockton
Chief Executive Officer        Chief Financial Officer
713-714-6100                713-714-6100